                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                          SEABULK INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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
CONTACT: Jack O'Connell (Seabulk International, Inc.), 954/524-4200, x224


        SEABULK INTERNATIONAL ANNOUNCES AGREEMENT ON $100 MILLION EQUITY
                    INVESTMENT AND NEW BANK CREDIT FACILITY

         Fort Lauderdale, FL, June 13, 2002 - Seabulk International, Inc. (Nasdaq: SBLK) today announced the signing of a definitive agreement with DLJ Merchant Banking Partners III, L.P., a CSFB Private Equity fund, and affiliated entities, and Carlyle/Riverstone Global Energy and Power Fund I, L.P. for the private placement of 12.5 million shares of newly issued Seabulk common stock at a cash price of $8.00 per share. The $100 million investment would give the new investors approximately 51% of the pro forma, fully diluted common shares of the Company and majority representation on its Board of Directors. The investment is subject to shareholder approval, the refinancing of the Company's senior credit facility, certain regulatory approvals and satisfaction of other customary conditions.

         The new investors have also agreed to purchase, for $8.00 per share, all of the Company's common stock and common stock purchase warrants beneficially owned by accounts managed by Loomis, Sayles & Co., L.P., an SEC-registered investment advisor. These accounts, which collectively represent approximately 49% of the Company's outstanding shares of common stock, currently hold approximately 5.2 million shares (excluding shares issuable upon exercise of warrants). Loomis has agreed to approve the investment transaction and the related amendments to the Company's Certificate of Incorporation, subject to approvals and certain other conditions customary for transactions of this type.

         Taken together, the two transactions would give the new investors approximately 73% of the pro forma, fully diluted shares of the Company.

         The Company also announced that it has signed a commitment letter with Fortis Capital Corp. and NIB Capital Bank N.V., as arrangers, for a $180 million senior secured credit facility, which would replace the Company's existing facility. The new credit facility will consist of an $80 million term loan and a $100 million revolving credit facility and will have a five-year maturity.

         In connection with the closing of the new investment, the Company expects to redeem or repurchase all of its outstanding 12 1/2% Senior Secured Notes due 2007. In addition, and as a condition to the closing of the new investment, President and Chief Executive Officer Gerhard E. Kurz has agreed to a five-year extension of his employment contract with the Company.

         Proceeds from the new equity investment and new bank credit facility, totaling approximately $280 million, will be used to repay the Company's existing bank debt, repurchase or redeem its outstanding Senior Notes, and provide growth capital for new initiatives.

         "Today's developments are a significant step forward and put us in a better position to grow the Company and generate additional value for all our shareholders," commented Mr. Kurz. "We are raising this equity at a substantial premium to our market price. We have a strong operating and management team, and leading market positions in our three lines of business - offshore energy support, marine transportation and towing. What has been lacking was the financing to reduce our debt load, maximize our financial flexibility and acquire new tonnage. With the help of our new investors, those goals are now within reach. Needless to say, we are extremely pleased that two world-class private equity investors - DLJ Merchant Banking Partners III and Carlyle/Riverstone Global Energy and Power Fund I - have chosen to support the Company's efforts. We are also pleased that Fortis Capital and NIB Bank will participate as senior lenders to the Company."

         A shareholder vote will be required to approve the new share issuance under NASDAQ Stock Market rules and to approve the necessary amendments to the Company's Certificate of Incorporation. The amendments to the Certificate of Incorporation include several provisions intended, for certain periods following closing, to ensure independent director oversight of affiliated party transactions and to provide certain protective rights to minority shareholders. Closing of the transactions is expected to take place by the end of the third quarter.

         RBC Capital Markets acted as investment advisor to the Company in connection with the private equity transaction. RBC Capital Markets is the global brand name for the corporate and investment banking divisions of Royal Bank of Canada and its affiliates.

         DLJ Merchant Banking Partners III, L.P. and affiliated funds are managed by CSFB Private Equity, the global private equity arm of Credit Suisse First Boston. CSFB Private Equity is one of the largest managers of alternative assets in the world, with $26 billion of assets under management. The investment is being made in conjunction with Global Energy Partners, a merchant banking affiliate of CSFB Private Equity, that makes investments in energy companies.

         Carlyle/Riverstone Global Energy and Power Fund I, L.P. is a venture established by Riverstone Holdings LLC of New York and The Carlyle Group of Washington, D.C. to make private equity investments across all major segments of the energy and power industries.

         Fortis Capital Corp. is the agent for the new credit facility and co-advisor to the Company on the equity transaction. Fortis Capital Corp. is a U.S.-based subsidiary of Fortis Bank S.A./N.V., Brussels, Belgium. NIB Capital Bank N.V. is co-arranger with Fortis Capital on the new credit facility. NIB Capital Bank is a European-based merchant bank.

         With a fleet of 174 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

         This press release includes "forward-looking" information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

         The Company and the directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies in connection with seeking approval of holders of common stock of the Company of the proposed equity investment and related matters. In connection with the transaction, the employment agreement of Gerhard E. Kurz, President and Chief Executive Officer of the Company, will be extended for five years. Options for common stock of the Company held by directors will vest upon completion of the transaction. Options and restricted stock held by executive officers may vest under certain circumstances in connection with the transaction. A further description of interests of the participants is set forth in the proxy statement on Schedule 14A for the Company's 2002 annual meeting of shareholders filed with the SEC. For additional information about the interest of the participants in the transaction, please refer to the preliminary and definitive proxy statements, which will be filed with the SEC, in connection with the solicitation described above. Stockholders are urged to read the proxy statement when it is available because it will contain important information. Stockholders can obtain a free copy of the proxy statement, when filed and available, and other relevant documents on the SEC's website at www.sec.gov. The proxy statement and related materials may also be obtained for free, when filed and available, by directing such request to the Company at 954-524-4200, x224.

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